DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2019

SPARTANBURG, S.C., February 11, 2020 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its fourth quarter and full year ended December 25, 2019.

Fourth Quarter 2019 Highlights

•	Sold nine company restaurants to franchisees.

•	Total Operating Revenue was $113.8 million.

•	Domestic system-wide same-store sales** grew 1.7%, including an increase of 1.8% at domestic franchised restaurants and an increase of 0.5% at company restaurants.

•	Completed 27 remodels, including 26 at franchised restaurants.

•	Operating Income was $26.6 million.

•	Franchise Operating Margin* was $31.8 million, or 48.9% of franchise and license revenue, and Company Restaurant Operating Margin* was $8.7 million, or 17.7% of company restaurant sales.

•	Net Income was $18.6 million, or $0.31 per diluted share.

•	Adjusted Net Income* was $14.0 million, or $0.23 per diluted share.

•	Adjusted EBITDA* was $24.9 million.

•	Adjusted Free Cash Flow* was $12.1 million.

•	Repurchased $45.4 million of common stock.

Full Year 2019 Highlights

•	Sold 105 company restaurants to franchisees.

•	Total Operating Revenue was $541.4 million.

•	Domestic system-wide same-store sales** grew 2.0%, including an increase of 2.0% at domestic franchised restaurants and an increase of 1.9% at company restaurants.

•	Completed 144 remodels, including 141 at franchised restaurants.

•	Operating Income was $165.0 million.

•	Franchise Operating Margin* was $114.7 million, or 48.8% of franchise and license revenue, and Company Restaurant Operating Margin* was $48.0 million, or 15.7% of company restaurant sales.

•	Net Income was $117.4 million, or $1.90 per diluted share.

•	Adjusted Net Income* was $47.9 million, or $0.77 per diluted share.

•	Adjusted EBITDA* was $96.8 million.

•	Adjusted Free Cash Flow* was $29.8 million.

•	Repurchased $96.2 million of common stock.

John Miller, Chief Executive Officer, stated, “Denny's delivered its ninth consecutive year of domestic system-wide same-store sales** growth and substantially completed its refranchising strategy. With the proceeds from these transactions combined with strong cash flows generated by our business, we returned over $96 million to shareholders through our ongoing share repurchase program. As we look ahead, we will continue our efforts to upgrade the quality of our real estate portfolio and execute on our commitment of being the world's largest, most admired, and beloved family of local restaurants. This focus, along with the substantial completion of our refranchising strategy, should result in a higher quality, more asset-light business model and the sustainable creation of additional stakeholder value in the coming years."

Fourth Quarter Results

Denny’s total operating revenue was $113.8 million compared to $159.5 million in the prior year quarter. Franchise and license revenue was $65.0 million compared to $55.2 million in the prior year quarter. Company restaurant sales were $48.8 million compared to $104.4 million in the prior year quarter. These changes were primarily due to the Company's refranchising and development strategy.

Franchise Operating Margin* was $31.8 million, or 48.9% of franchise and license revenue, compared to $26.6 million, or 48.3%, in the prior year quarter. This margin rate expansion was primarily driven by the Company's refranchising and development strategy which yielded an increase in royalty revenue and an improved occupancy margin.

Company Restaurant Operating Margin* was $8.7 million, or 17.7% of company restaurant sales, compared to $16.9 million, or 16.2%, in the prior year quarter. This margin rate change was primarily due to the decrease in payroll and benefits costs and other operating costs from the leveraging benefit of refranchising restaurants. Offsetting these cost improvements was an increase in occupancy related expenses, including higher property insurance costs and the impact of refranchising restaurants.

Total general and administrative expenses were $15.4 million, compared to $15.7 million in the prior year quarter. This change was primarily due to a decrease in share-based compensation expense in addition to a reduction in personnel costs, partially offset by market valuation changes in the Company's deferred compensation plan liabilities and an increase in performance-based incentive compensation.

Interest expense, net was $3.6 million, compared to $5.4 million in the prior year quarter primarily due to a lower credit facility balance. Denny’s ended the quarter with $256.5 million of total debt outstanding, including $240.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $5.1 million, reflecting an effective tax rate of 21.5%. Approximately $6.3 million in cash taxes was paid during the quarter.

Net income was $18.6 million, or $0.31 per diluted share, compared to $11.5 million, or $0.18 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* was $0.23 compared to $0.18 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $12.1 million of Adjusted Free Cash Flow* in the quarter after investing $3.2 million in cash capital expenditures, including real estate acquisitions and facilities maintenance.

During the quarter, the Company allocated $45.4 million to share repurchases. Between the end of the fourth quarter and February 10, 2020, the Company allocated an additional $22.2 million to share repurchases. As of February 10, 2020, the Company had approximately $260 million remaining in authorized share repurchases.

Adoption of Topic 842 and Lease Accounting Impact

Effective December 27, 2018, the first day of fiscal 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” and all subsequent ASUs that modified Topic 842. The new guidance established a right-of-use (“ROU”) model that requires lessees to recognize a ROU asset and a lease liability for all leases with terms greater than 12 months. Denny's elected to apply the modified retrospective transition approach as of the date of initial application without restating comparative period financial statements.

Upon adoption of Topic 842, operating lease liabilities of $101.3 million and ROU assets of $94.2 million related to existing operating leases were recorded. In addition, the Company recorded a cumulative effect adjustment increasing the opening deficit by $0.4 million and deferred tax assets by $0.1 million. The lease liabilities were based on the present value of remaining rental payments under previous leasing standards for existing operating leases primarily related to real estate leases. Exit cost and straight-line lease liabilities that existed at the adoption date were reclassified against the ROU assets upon adoption. The amount recorded to opening deficit represents the initial impairment of ROU assets, net of the deferred tax impact.

Refranchising and Development Strategy

Following a refranchising strategy announced in October 2018, the Company has been migrating from a 90% franchised business model to one that is between 96% and 97% franchised and is substantially complete as of the end of 2019.

In addition to refranchising, the Company plans to upgrade the quality of its real estate portfolio through a series of like-kind exchanges. The use of refranchising proceeds and a moderate increase in leverage are expected to generate more compelling returns for stakeholders, including the return of capital.

The table below summarizes the Company's refranchising and development strategy results as of December 25, 2019, compared to the previously announced expectations.

Strategy to Date Refranchising and Development Summary
(Unaudited)

($ millions)
Metric	Anticipated Result	Strategy to Date
Restaurants to be Refranchised	115 - 125	113
Percent Franchised	96% - 97%	96%
Development Commitments	70 - 80	78
Multiple	4.5x - 5.5x	4.8x
Pre-Tax Refranchising Proceeds	$125 - $135	$128

Real Estate Sold:Purchased	25% - 30% of approximately 95 properties	6:5
Real Estate Proceeds	Approximately $30	$11

During the quarter ended December 25, 2019, nine company restaurants were sold to franchisees. Additionally, the Company purchased one piece of real estate for $1.9 million related to a series of like-kind exchange transactions.

The following table summarizes the current quarter and full year activity related to the Company's current refranchising and development strategy.

	Quarter Ended		Year Ended
	December 25, 2019	December 26, 2018	December 25, 2019	December 26, 2018
	(Dollars in thousands)
Restaurants sold to franchisees	9	8	105	8
Gains (losses) on sales of company restaurants:
Cash proceeds	$11,353	$1,777	$118,964	$1,777
Receivables	(2,526)	—	920	—
Less: Property sold	(2,527)	(2,448)	(30,511)	(2,448)
Less: Goodwill	(188)	(62)	(2,897)	(62)
Less: Intangibles	(35)	(13)	(2,260)	(13)
Less: Deferred gain	—	—	(1,350)	—
Total gains (losses) on sales of company restaurants	$6,077	$(746)	$82,866	$(746)

Real estate parcels sold	—	—	6	—
Gains on sales of real estate:
Cash proceeds	$—	$—	$10,680	$—
Noncash consideration	$—	$—	$3,000	$—
Less: Property sold	$—	$—	$(1,686)	$—
Less: Other assets	$—	$—	$(120)	$—
Total gains on sales of real estate	$—	$—	$11,874	$—

Gains on the sales of company restaurants and real estate are included as a component of operating (gains), losses and other charges, net. In addition to the proceeds noted above, the Company also received front end fees and other transaction fees related to company restaurants sold to franchisees of approximately $0.4 million and $5.6 million during the quarter and full year, respectively.

As of December 25, 2019, the Company's assets held for sale balance included four company restaurants and two pieces of real estate at their carrying amounts of $1.9 million.

Business Outlook

The following full year 2020 (53 operating weeks) estimates are based on management's expectations at this time:

•	Domestic system-wide same-store sales** growth between 0% and 2%.

•	30 to 40 new restaurant openings, with a net system change of between (5) and 5 restaurants.

•	Total operating revenue between $453 and $459 million, including franchise and license revenue between $260 and $263 million.

•	Franchise Operating Margin* between 48.0% and 49.0% and Company Restaurant Operating Margin* between 18.0% and 19.0%.

•	Total general and administrative expenses between $66 and $69 million, including approximately $10 million related to share-based compensation expense.

•	Adjusted EBITDA* between $97 and $100 million.

•	Net interest expense between $17 and $19 million.

•	Effective income tax rate between 22% and 25% with cash taxes between $9 and $12 million.

•	Cash capital expenditures between $28 and $33 million, including between $13 and $18 million of anticipated real estate acquisitions through like-kind exchanges.

•	Adjusted Free Cash Flow* between $39 and $42 million.

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the fourth quarter ended December 25, 2019 on its quarterly investor conference call today, Tuesday, February 11, 2020 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 25, 2019, Denny’s had 1,703 franchised, licensed, and company restaurants around the world including 144 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Aruba, and Indonesia. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2018 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/25/19	12/26/18
Assets
Current assets
Cash and cash equivalents	$3,372	$5,026
Investments	3,649	1,709
Receivables, net	27,488	26,283
Assets held for sale	1,925	723
Other current assets	16,299	13,859
Total current assets	52,733	47,600
Property, net	97,626	117,251
Financing lease right-of-use assets, net	11,720	22,753
Operating lease right-of-use assets, net	158,550	—
Goodwill	36,832	39,781
Intangible assets, net	53,956	59,067
Deferred income taxes	14,718	17,333
Other noncurrent assets, net	34,252	31,564
Total assets	$460,387	$335,349

Liabilities
Current liabilities
Current finance lease liabilities	$1,674	$3,410
Current operating lease liabilities	16,344	—
Accounts payable	20,256	29,527
Other current liabilities	57,307	61,790
Total current liabilities	95,581	94,727
Long-term liabilities
Long-term debt	240,000	286,500
Noncurrent finance lease liabilities	14,779	27,181
Noncurrent operating lease liabilities	152,750	—
Other	95,341	60,286
Total long-term liabilities	502,870	373,967
Total liabilities	598,451	468,694

Shareholders' deficit
Common stock	1,094	1,086
Paid-in capital	603,980	592,944
Deficit	(189,398)	(306,414)
Accumulated other comprehensive loss, net of tax	(33,960)	(4,146)
Treasury stock	(519,780)	(416,815)
Total shareholders' deficit	(138,064)	(133,345)
Total liabilities and shareholders' deficit	$460,387	$335,349

Debt Balances
(In thousands)	12/25/19	12/26/18
Credit facility revolver due 2022	$240,000	$286,500
Finance lease liabilities	16,453	30,591
Total debt	$256,453	$317,091

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	12/25/19	12/26/18
Revenue:
Company restaurant sales	$48,803	$104,389
Franchise and license revenue	65,033	55,160
Total operating revenue	113,836	159,549
Costs of company restaurant sales, excluding depreciation and amortization	40,147	87,503
Costs of franchise and license revenue, excluding depreciation and amortization	33,261	28,517
General and administrative expenses	15,359	15,690
Depreciation and amortization	4,227	7,074
Operating (gains), losses and other charges, net	(5,721)	1,005
Total operating costs and expenses, net	87,273	139,789
Operating income	26,563	19,760
Interest expense, net	3,570	5,421
Other nonoperating (income) expense, net	(652)	1,496
Income before income taxes	23,645	12,843
Provision for income taxes	5,086	1,340
Net income	$18,559	$11,503

Basic net income per share	$0.32	$0.19
Diluted net income per share	$0.31	$0.18

Basic weighted average shares outstanding	58,406	62,135
Diluted weighted average shares outstanding	60,343	64,301

Comprehensive income	$26,506	$4,816

General and Administrative Expenses	Quarter Ended
(In thousands)	12/25/19	12/26/18
Corporate administrative expenses	$12,923	$13,187
Share-based compensation	(448)	2,377
Incentive compensation	2,096	1,650
Deferred compensation valuation adjustments	788	(1,524)
Total general and administrative expenses	$15,359	$15,690

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Fiscal Year Ended
(In thousands, except per share amounts)	12/25/19	12/26/18
Revenue:
Company restaurant sales	$306,377	$411,932
Franchise and license revenue	235,012	218,247
Total operating revenue	541,389	630,179
Costs of company restaurant sales, excluding depreciation and amortization	258,396	348,782
Costs of franchise and license revenue, excluding depreciation and amortization	120,326	114,296
General and administrative expenses	69,018	63,828
Depreciation and amortization	19,846	27,039
Operating (gains), losses and other charges, net	(91,180)	2,620
Total operating costs and expenses, net	376,406	556,565
Operating income	164,983	73,614
Interest expense, net	18,547	20,745
Other nonoperating (income) expense, net	(2,763)	619
Income before income taxes	149,199	52,250
Provision for income taxes	31,789	8,557
Net income	$117,410	$43,693

Basic net income per share	$1.96	$0.69
Diluted net income per share	$1.90	$0.67

Basic weighted average shares outstanding	59,944	63,364
Diluted weighted average shares outstanding	61,833	65,562

Comprehensive income	$87,596	$41,863

General and Administrative Expenses	Fiscal Year Ended
(In thousands)	12/25/19	12/26/18
Corporate administrative expenses	$50,319	$52,439
Share-based compensation	6,694	6,038
Incentive compensation	9,425	6,388
Deferred compensation valuation adjustments	2,580	(1,037)
Total general and administrative expenses	$69,018	$63,828

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Fiscal Year Ended
(In thousands, except per share amounts)	12/25/19	12/26/18	12/25/19	12/26/18
Net income	$18,559	$11,503	$117,410	$43,693
Provision for income taxes	5,086	1,340	31,789	8,557
Operating (gains), losses and other charges, net	(5,721)	1,005	(91,180)	2,620
Other nonoperating (income) expense, net	(652)	1,496	(2,763)	619
Share-based compensation	(448)	2,377	6,694	6,038
Deferred compensation plan valuation adjustments	788	(1,524)	2,580	(1,037)
Interest expense, net	3,570	5,421	18,547	20,745
Depreciation and amortization	4,227	7,074	19,846	27,039
Cash payments for restructuring charges and exit costs	(529)	(249)	(2,581)	(1,050)
Cash payments for share-based compensation	—	—	(3,559)	(1,934)
Adjusted EBITDA	$24,880	$28,443	$96,783	$105,290

Cash interest expense, net	(3,332)	(5,127)	(17,551)	(19,595)
Cash paid for income taxes, net	(6,294)	(907)	(24,147)	(3,254)
Cash paid for capital expenditures	(3,193)	(4,731)	(25,295)	(32,441)
Adjusted Free Cash Flow	$12,061	$17,678	$29,790	$50,000

	Quarter Ended		Fiscal Year Ended
(In thousands, except per share amounts)	12/25/19	12/26/18	12/25/19	12/26/18
Net income	$18,559	$11,503	$117,410	$43,693
Gains on sales of assets and other, net	(6,111)	246	(93,608)	(513)
Impairment charges	—	—	—	1,558
Tax effect (1)	1,571	(40)	24,057	(171)
Adjusted Net Income	$14,019	$11,709	$47,859	$44,567

Diluted weighted average shares outstanding	60,343	64,301	61,833	65,562

Diluted Net Income Per Share	$0.31	$0.18	$1.90	$0.67
Adjustments Per Share	$(0.08)	$—	$(1.13)	$0.01
Adjusted Net Income Per Share	$0.23	$0.18	$0.77	$0.68

(1)
Tax adjustments for the gains on sales of assets and other, net for the three months and year ended December 25, 2019 are calculated using an effective rate of 25.7%. Tax adjustments for the three months and year ended December 26, 2018 are calculated using the Company's 2018 year-to-date effective tax rate of 16.4%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Fiscal Year Ended
(In thousands)	12/25/19	12/26/18	12/25/19	12/26/18
Operating income	$26,563	$19,760	$164,983	$73,614
General and administrative expenses	15,359	15,690	69,018	63,828
Depreciation and amortization	4,227	7,074	19,846	27,039
Operating (gains), losses and other charges, net	(5,721)	1,005	(91,180)	2,620
Total Operating Margin	$40,428	$43,529	$162,667	$167,101

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$8,656	$16,886	$47,981	$63,150
Franchise Operating Margin (2)	31,772	26,643	114,686	103,951
Total Operating Margin	$40,428	$43,529	$162,667	$167,101

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	12/25/19		12/26/18
Company restaurant operations: (1)
Company restaurant sales	$48,803	100.0%	$104,389	100.0%
Costs of company restaurant sales:
Product costs	11,849	24.3%	25,240	24.2%
Payroll and benefits	18,331	37.6%	40,982	39.3%
Occupancy	3,030	6.2%	6,063	5.8%
Other operating costs:
Utilities	1,443	3.0%	3,657	3.5%
Repairs and maintenance	1,050	2.2%	2,114	2.0%
Marketing	1,838	3.8%	3,741	3.6%
Other direct costs	2,606	5.3%	5,706	5.5%
Total costs of company restaurant sales	$40,147	82.3%	$87,503	83.8%
Company restaurant operating margin (non-GAAP) (2)	$8,656	17.7%	$16,886	16.2%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$29,071	44.7%	$25,682	46.6%
Advertising revenue	21,562	33.2%	19,922	36.1%
Initial and other fees	2,291	3.5%	1,780	3.2%
Occupancy revenue	12,109	18.6%	7,776	14.1%
Total franchise and license revenue	$65,033	100.0%	$55,160	100.0%

Costs of franchise and license revenue:
Advertising costs	$21,561	33.2%	$19,923	36.1%
Occupancy costs	7,788	12.0%	5,226	9.5%
Other direct costs	3,912	6.0%	3,368	6.1%
Total costs of franchise and license revenue	$33,261	51.1%	$28,517	51.7%
Franchise operating margin (non-GAAP) (2)	$31,772	48.9%	$26,643	48.3%

Total operating revenue (4)	$113,836	100.0%	$159,549	100.0%
Total costs of operating revenue (4)	73,408	64.5%	116,020	72.7%
Total operating margin (non-GAAP) (4)(2)	$40,428	35.5%	$43,529	27.3%

Other operating expenses: (4)(2)
General and administrative expenses	$15,359	13.5%	$15,690	9.8%
Depreciation and amortization	4,227	3.7%	7,074	4.4%
Operating (gains), losses and other charges, net	(5,721)	(5.0)%	1,005	0.6%
Total other operating expenses	$13,865	12.2%	$23,769	14.9%

Operating income (4)	$26,563	23.3%	$19,760	12.4%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
(In thousands)	12/25/19		12/26/18
Company restaurant operations: (1)
Company restaurant sales	$306,377	100.0%	$411,932	100.0%
Costs of company restaurant sales:
Product costs	74,720	24.4%	100,532	24.4%
Payroll and benefits	118,806	38.8%	164,314	39.9%
Occupancy	18,613	6.1%	23,228	5.6%
Other operating costs:
Utilities	10,359	3.4%	14,347	3.5%
Repairs and maintenance	6,792	2.2%	7,761	1.9%
Marketing	11,195	3.7%	15,008	3.6%
Other direct costs	17,911	5.8%	23,592	5.7%
Total costs of company restaurant sales	$258,396	84.3%	$348,782	84.7%
Company restaurant operating margin (non-GAAP) (2)	$47,981	15.7%	$63,150	15.3%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$108,813	46.3%	$101,557	46.5%
Advertising revenue	81,144	34.5%	78,308	35.9%
Initial and other fees	6,541	2.8%	6,422	2.9%
Occupancy revenue	38,514	16.4%	31,960	14.6%
Total franchise and license revenue	$235,012	100.0%	$218,247	100.0%

Costs of franchise and license revenue:
Advertising costs	$81,144	34.5%	$78,309	35.9%
Occupancy costs	25,806	11.0%	22,285	10.2%
Other direct costs	13,376	5.7%	13,702	6.3%
Total costs of franchise and license revenue	$120,326	51.2%	$114,296	52.4%
Franchise operating margin (non-GAAP) (2)	$114,686	48.8%	$103,951	47.6%

Total operating revenue (4)	$541,389	100.0%	$630,179	100.0%
Total costs of operating revenue (4)	378,722	70.0%	463,078	73.5%
Total operating margin (non-GAAP) (4)(2)	$162,667	30.0%	$167,101	26.5%

Other operating expenses: (4)(2)
General and administrative expenses	$69,018	12.7%	$63,828	10.1%
Depreciation and amortization	19,846	3.7%	27,039	4.3%
Operating gains, losses and other charges, net	(91,180)	(16.8)%	2,620	0.4%
Total other operating (income) expenses	$(2,316)	(0.4)%	$93,487	14.8%

Operating income (4)	$164,983	30.5%	$73,614	11.7%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended		Fiscal Year Ended
(increase vs. prior year)	12/25/19	12/26/18	12/25/19	12/26/18
Company Restaurants	0.5%	2.1%	1.9%	1.8%
Domestic Franchised Restaurants	1.8%	1.2%	2.0%	0.6%
Domestic System-wide Restaurants	1.7%	1.4%	2.0%	0.8%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
(In thousands)	12/25/19	12/26/18	12/25/19	12/26/18
Company Restaurants	$695	$584	$2,477	$2,300
Franchised Restaurants	$427	$408	$1,669	$1,615

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units September 25, 2019	77	1,629	1,706
Units Opened	—	9	9
Units Refranchised	(9)	9	—
Units Closed	—	(12)	(12)
Net Change	(9)	6	(3)
Ending Units December 25, 2019	68	1,635	1,703

Equivalent Units
Fourth Quarter 2019	70	1,634	1,704
Fourth Quarter 2018	179	1,531	1,710
Net Change	(109)	103	(6)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 26, 2018	173	1,536	1,709
Units Opened	—	30	30
Units Refranchised	(105)	105	—
Units Closed	—	(36)	(36)
Net Change	(105)	99	(6)
Ending Units December 25, 2019	68	1,635	1,703

Equivalent Units
Year-to-Date 2019	124	1,578	1,702
Year-to-Date 2018	179	1,538	1,717
Net Change	(55)	40	(15)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.